BIOANALYTICAL SYSTEMS, INC.

AMENDMENT NO. 3

TO

SECOND AMENDED AND RESTATED BYLAWS

AS IN EFFECT ON FEBRUARY 12, 2007

The following sections of the Second Amended and Restated Bylaws of Bioanalytical Systems, Inc. are amended in their entirety as follows:

Section 1.2. Transfer of Shares.  Shares are transferable only on the books of the Corporation, subject to any transfer restrictions imposed by the Articles of Incorporation, these Bylaws, or an agreement among shareholders and the Corporation. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation.  Shares may be so transferred either (a) upon presentation of the certificate representing the shares, endorsed by the appropriate person or persons, and accompanied by (i) reasonable assurance that those endorsements are genuine and effective, and (ii) a request to register the transfer; or (b) in any manner described in any rule or regulation promulgated by the Board under this Section 1.2.  Transfers of shares are otherwise subject to the provisions of the Indiana Business Corporation Law (the “Act”), Article 8 of the Indiana Uniform Commercial Code and federal securities laws.

Section 1.3. Certificates.  Each shareholder is entitled to a certificate signed (manually or in facsimile) by the President or a Vice President and the Secretary or an Assistant Secretary, setting forth (a) the name of the Corporation and that it was organized under Indiana law, (b) the name of the person to whom issued, (c) the number, class, and series of shares represented, and (d) a conspicuous statement that the Corporation will furnish to the holder of the certificate on request, in writing, and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each such class of shares, and the variations in rights, preferences, and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series).  The Board of Directors shall prescribe the form of the certificate. Notwithstanding the foregoing, the Board of Directors may determine for any reason, including, for example, to qualify for any direct registration program, that some or all of any class and/or series of shares may be uncertificated; provided, however, that no such determination shall apply to any shares represented by a certificate until the certificate is surrendered in accordance with Section 1.2.

/s/ Candice Kissinger
Candice Kissinger, Secretary

Date: February 21, 2007